EXHIBIT 99.1

EXECUTION COPY

ASSET ACQUISITION AGREEMENT

Effective as of June 30, 2009

FOR THE ACQUISITION OF

Certain Specified Assets

of

Dynamic Health Products, Inc.

By

USA Sports, LLC

ASSET ACQUISITION AGREEMENT

PARTIES:

USA SPORTS, LLC (“BUYER”)

A Delaware limited liability company

905 Artis Road

Plymouth Meeting, PA 19462

DYNAMIC HEALTH PRODUCTS, INC. (“SELLER”)

A Florida corporation

6950 Bryan Dairy Road

Largo, FL 33777

EFFECTIVE DATE: June 30, 2009 (the “Effective Date”).

BACKGROUND: Seller, through its various divisions, including a division focused primarily on the nutritional supplement industry (the “Boss Division”), is a distributor of a wide variety of non-prescription dietary supplements, vitamins, over-the-counter drugs, health and beauty care products, health food, sports nutritional products, and soft goods (the “Seller Business”). A portion of the Boss Division’s business includes the provision of refrigeration units to businesses selling Seller’s products (the “Cooler Business”). All assets relating to the Seller Business (including, without limitation, the Boss Division and the Cooler Business) and discussed herein are either wholly owned or leased by Seller. The parties desire that Seller sells and Buyer buys certain assets as further described herein (such assets, the “Specified Assets”), all pursuant to the terms and subject to the conditions set forth in this Asset Acquisition Agreement (the “Agreement”).

INTENDING TO BE LEGALLY BOUND, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.8); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.2 “Additional Cash” shall have the meaning set forth in Section 3.7.

1.3 “Additional Expenses” shall have the meaning set forth in Section 3.7.

1.4 “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets (as defined in Section 1.5), prepayments, deposits, escrows, Accounts Receivable, Tangible Property (as defined in Section 1.36), Real Property (as defined in Section 1.30), Software (as defined in Section 1.33), Contract Rights (as defined in Section 1.10), Intangibles (as defined in Section 1.20) and goodwill, and claims, causes of action and other legal rights and remedies.

1.5 “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, security deposits, certificates of deposit and other cash-equivalent liquid assets of Seller.

1.6 “Closing Date” shall have the meaning set forth in Section 6.1.

1.7 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.27), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.8 “Consignment Inventory” means inventory possessed by Seller for use in the Seller Business which is still owned by the original vendor or supplier and title and legal ownership of such inventory has not been passed to Seller.

1.9 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.10 “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations (as defined in Section 1.24), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.11 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.12 “Encumbrance” means any claim, interest, lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.13 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.14 “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

1.15 “Good Accounts Receivable” shall have the definition set forth in Section 2.1.1.1(B).

1.16 “Good Inventory” shall have the definition set forth in Section 2.1.1.1(A).

1.17 “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.18 “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”), petroleum, petroleum products and urea formaldehyde, and mold.

1.19 “including” means including but not limited to.

1.20 “Intangible” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all names, corporate names, domain names, fictitious names, trademarks, trademark applications, service marks, service mark applications, trade names, brand names, product names, and slogans throughout the world; (b) all inventions (whether patentable or not), formulas, invention disclosures, improvements, trade secrets, proprietary information, know-how, product rights, technology, technical data and all documentation relating to any of the foregoing; (c) all United States, international and foreign patents, and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (d) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (e) all websites, and all designs related thereto; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated throughout the world; (h) any similar or equivalent rights to any of the foregoing anywhere in the world, including any logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive; (i) Seller’s Software; and (j) any and all contractual rights that Seller may possess, to restrict, in any way, the ability of its former employees (including, without limitation Joseph Mies or Bob O’Leary), to accept employment with Buyer.

1.21 “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body or arbitration panel.

1.22 “to the best of Seller’s knowledge” and similar phrases mean that none of Seller, the shareholders or directors, officers or managers of Seller has any actual knowledge, implied knowledge or belief that the statement made is incorrect. For this purpose, “implied knowledge” means all information available in the books, records and files of Seller and all information that any of such persons should have known in the course of operating and managing the business and affairs of Seller.

1.23 “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.

1.24 “Non-Assigned Contracts” shall have the definition set forth in Section 2.1.1(E).

1.25 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.26 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.27 “Person” means any individual, Entity or Governmental Body.

1.28 “Privacy Law” means any Law relating to the privacy of any Person, including the European Data Protection Directive (95/46/EC), the Data Protection Act 1998, the Personal Information Protection and Electronic Documents Act, the Health Insurance Portability and Accountability Act of 1996 and the Financial Services Modernization Act (Gramm-Leach-Bliley) of 1999, and any rules or regulations promulgated under any of the foregoing.

1.29 “Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, arbitration, administrative hearing or other proceeding of any nature.

1.30 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.31 “Recalled Inventory” means any inventory of Seller used in the Seller Business which is currently subject (or which Buyer reasonably believes likely to be subject) to a product recall or similar request to return a certain product, batch of products or type of products to the original producer or supplier of such inventory.

1.32 “Seller Employees” shall have the definition set forth in Section 2.3.

1.33 “Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.

1.34 “Specified Assets” shall have the definition set forth in Section 2.1.1.

1.35 “Supplemental Specified Assets” shall have the definition set forth in Section 2.1.1(F).

1.36 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.37 “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.38 “Tax Clearance Certificates” means documents evidencing, to Buyer’s reasonable satisfaction, that Seller has satisfied all Taxes in each of Pennsylvania and Florida.

1.39 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

1.40 “VPX Inventory” means any inventory supplied by Vitol Pharmaceutical, Inc. to Seller.

SECTION 2. THE TRANSACTION

2.1 Sale and Purchase of Specified Assets. On the Closing Date (as defined in Section 6.1), effective to the fullest extent possible at 12:01 a.m. EST on the Closing Date and subject to the other terms and conditions of this Agreement, Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases, all right, title and interest in and to all of the Specified Assets (as defined in Section 2.1.1) free and clear of any Encumbrances. Seller acknowledges and agrees that Buyer is will not, nor does it intend to, assume any liabilities of the Seller pursuant to this Agreement.

2.1.1. Specified Assets. The “Specified Assets” include, without limitation, the following Assets of Seller as of the Closing Date, wherever located and whether or not reflected on Seller’s books and records (but excluding the Assets specifically excepted below):

(A) All of the Good Inventory owned by Seller as of the Closing Date and, except as otherwise provided for below, valued at cost. “Good Inventory” shall mean all inventory, inclusive of prepaid inventory, purchased by the Boss Division (whether received or in transit) which is not (1) obsolete (provided that Buyer may choose to, at its sole discretion, purchase such obsolete inventory if the value of such inventory is, for the purposes of calculating the Purchase Price pursuant to Section 3.1, deemed by the parties to be zero ($0)); (2) Recalled Inventory (unless Buyer can receive a dollar for dollar credit for the return of such inventory and provided that Buyer may choose to, at its sole discretion, purchase such Recalled Inventory if the value of such inventory is, for the purposes of calculating the Purchase Price pursuant to Section 3.1, deemed by the parties to be zero ($0); (3) VPX Inventory; or (4) Consignment Inventory. For the avoidance of doubt, Good Inventory shall include inventory purchased or obtained by the Boss Division subsequent to the Effective Date.

(B) All of Seller’s Good Accounts Receivable derived from the operation of the Boss Division and valued at face value. “Good Accounts Receivable” shall mean all the Accounts Receivable derived from the operation of the Boss Division, excluding those (1) that are more than 60 days old; (2) for which the corresponding customer has raised any claim or defense to the payment; (3) for which Seller has reasonable grounds to believe that the corresponding customer will raise a claim or defense to payment provided that the underlying reason for such claim or defense arose prior to the Closing Date; or (4) for which Seller has recognized or booked on their “Allowance for Bad Debt” account schedule. For the avoidance of doubt, Good Accounts Receivable shall include accounts receivable generated by the Boss Division subsequent to the Effective Date from the sale of Good Inventory.

(C) All of the Tangible Property (1) used in the operation of the Boss Division or located on the premises where the Seller Business is conducted; (2) owned by Seller as of the Closing Date; and (3) set forth on Schedule 2.1.1(C).

(D) All Intangibles (1) owned by Seller or under development by Seller as of the Closing Date; (2) used by the Boss Division; and (3) set forth on Schedule 2.1.1(D).

(E) All of Seller’s Contract Rights under the Specified Contracts excluding Contract Rights under (1) this Agreement and any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement; (2) Contracts that constitute or evidence Employee Benefit Plans of Seller; (3) all Contracts relating to the acquisition of Seller or any of Seller’s predecessors or affiliates, provided that the Specified Assets shall include the rights of Seller with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Seller or its predecessors in any such Contract; (4) all Contracts relating to the lease of Real Property leased by Seller in connection with the Boss Division; and (4) all Contract Rights under any Specified Contracts requiring a material Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”); provided that, once such material Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such material Consent is delivered to Buyer. “Specified Contracts” shall means all those specific Contracts set forth on Schedule 2.1.1(E).

(F) All transferable rights under all Permits granted or issued to Seller or otherwise held by Seller in connection with the Boss Division as operated at the Nevada and Scranton locations (collectively the “Specified Premises”) as of the Closing Date (together with the other Assets described in Sections 2.1.1(C) through 2.1.1(F) hereof, the “Supplemental Specified Assets”).

2.2 No Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations of Seller, except Obligations arising under the Specified Contracts subsequent to the Closing Date which are explicitly assumed by the Buyer with the Consent of the applicable counterparty. All Obligations shall remain the sole responsibility of Seller, and Seller shall pay and discharge such Obligations in full as the same become due.

2.3 Seller’s Employees. In no event shall Buyer be obligated to offer employment to any former or current employee of Seller (collectively, the “Seller Employees”). For the avoidance of doubt, nothing herein shall prevent Buyer, with Seller’s permission, from offering employment to the Seller Employees not then currently employed by Seller at any time. In the event that Buyer does offer employment to a Seller Employee, Seller shall, at all times, remain solely liable for any and all obligations arising from any Seller Employee’s previous employment with Seller including, without limitation, any severance benefits due to such employee.

SECTION 3. PURCHASE PRICE

3.1 Purchase Price and Allocation. Subject to the adjustments described in Sections 3.4 and 3.5, the purchase price for the Specified Assets (“Purchase Price”) shall be $2,223,351.03.

3.2 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States’ currency, and all payments required under this Agreement shall be paid in United States’ currency. All payments required under this Agreement, with the exception of the Note, shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer’s or cashier’s check; and (d) any payment not exceeding $10,000 may be made by ordinary check.

3.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Specified Assets. Buyer shall prepare an allocation (“Allocation Statement”) of the Purchase Price among the Specified Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall deliver the Allocation Statement to the Seller no later than sixty (60) days following the Closing Date. Seller shall notify Buyer of any objections to the Allocation Statement within fifteen (15) days after the Seller receives the Allocation Statement. If Seller does not notify Buyer of any objections to the Allocation Statement, within that fifteen (15) day period, the Allocation Statement shall be construed as final. If Seller notifies Buyer of an objection to the Allocation Statement by the end of the fifteen (15) day period, and Seller and Buyer are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Allocation Statement shall be submitted to a mutually agreed upon nationally recognized independent certified public accounting firm (the “Arbiter”) for resolution, with the costs of the Arbiter paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer, and the Arbiter shall be instructed to deliver a finalized Allocation Statement as soon as possible. Buyer and Seller and their respective affiliates shall report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement. Neither Buyer, Seller or any of their affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Allocation Statement, unless required to do so by applicable Law.

3.4 Transactions after Effective Date. Buyer and Seller agree that in between the Effective Date and the Closing Date (the “Adjustment Period”) the normal business operations of the BOSS Division shall continue until Closing and a corresponding adjustment shall be made to the Purchase Price. All Good Inventory sold for cash, C.O.D. or via credit card and Good Accounts Receivable collected after the Effective Date, (the “Additional Cash”) shall be reduced for expenses for rent paid, for employees and other goods and services used to support the normal and customary business operations of the BOSS Division, as reasonably agreed upon by Buyer and Seller (the “Additional Expenses”). The amount by which the Additional Cash exceeds the Additional Expenses shall be called the “Additional Net Profit”. If the Additional Expenses exceed the Additional Cash the difference shall be called the “Additional Net Loss”. Seller shall credit the Purchase Price (and Buyer can reduce the cash portion of the Purchase

Price) in an amount equal to the Additional Net Profit. If there is an Additional Net Loss then the Purchase Price shall be increased by the amount of the Additional Net Loss and that amount shall be paid in cash at Closing. Any adjustment made to the Purchase Price hereunder shall be referred to as a “Operations Adjustment”. Buyer shall determine such Operations Adjustment (such determination the “Initial Operations Adjustment”) prior to the Closing and adjust any amount due to Seller at Closing accordingly. For purposes of clarification, all proceeds of the Specified Assets as they existed on the Effective Date will be considered Specified Assets and will be delivered to Buyer on the Closing Date and thereafter if received after the Closing Date.

3.5 Buyer shall provide Seller with a subsequent determination of the Operations Adjustment (the “Actual Operations Adjustment”) within ten (10) days after the Closing. Seller shall notify Buyer of any objections to the amount of the Actual Operations Adjustment within fifteen (15) days after the provision of such Actual Operations Adjustment by Buyer. If Seller does not notify Buyer of any objections to the amount of the Actual Operations Adjustment within that fifteen (15) day period, the Actual Operations Adjustment shall be construed as final. If Seller and Buyer are unable to resolve their differences, if any, within fifteen (15) days thereafter with regard to the Actual Operations Adjustment, then such dispute shall be submitted to a mutually agreed upon third party (the “Adjustment Arbiter”) for resolution, with the costs of the Adjustment Arbiter paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer, and the Adjustment Arbiter shall be instructed to deliver a final Operations Adjustment amount as soon as possible (the “Final Operations Adjustment”). Thereafter, the Purchase Price will be recalculated to reflect the Actual Operations Adjustment or the Final Operations Adjustment, as applicable, (the “Adjusted Purchase Price”) and (a) if the Purchase Price actually paid by Buyer to Seller at Closing was greater than the Adjusted Purchase Price, Seller shall remit such difference to Buyer within ten (10) days and (b) if the Purchase Price actually paid by Buyer to Seller at Closing was less than the Adjusted Purchase Price, Buyer shall remit such difference to Seller within ten (10) days.

SECTION 4. REPRESENTATIONS OF SELLER

Knowing that Buyer is relying thereon, Seller represents and warrants to Buyer and covenants with Buyer, as set forth below in this Section 4.

4.1 Organization.

(a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Seller possesses the full corporate power and authority to enter into and perform its obligations under this Agreement. Seller possesses the full corporate power and authority: (i) to own and use the Specified Assets in the manner in which such assets are currently owned and used and (ii) to conduct the Seller Business, with respect to the Boss Division, as such business is currently being conducted and as Seller proposed to conduct such business.

(b) Except as described on Schedule 4.1(b), Seller has never acquired or succeeded to all or any portion of the Specified Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of Seller.

(c) Schedule 4.1(c) sets forth, for Seller: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified and/or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company’s date of incorporation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.

(d) Accurate and complete copies of the articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition or formation of Seller (or its affiliates or predecessors), have been delivered to Buyer.

4.2 Authority; Non-Contravention.

(a) Seller has the absolute and unrestricted right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller has been duly authorized by all necessary corporate actions. This Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(b) Except as set forth on Schedule 4.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificate of incorporation, bylaws or other organizational documents of Seller, or (b) any resolution adopted by the shareholders, board of directors or any committees thereof of Seller;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which Seller or any of the Assets owned or used by Seller, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to any of the businesses of Seller or to any of the Assets owned or used by Seller as operated or used on the Specified Premises;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, any Contract to which Seller is a party or by which Seller is bound which will inhibit Seller’s ability to sell the Specified Asset pursuant to this Agreement or have a detrimental effect on the value of the Specified Assets; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seller.

4.3 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.3(a): (i) Seller is in full compliance with each Judgment and with each Law that is applicable to it or to the conduct of the Boss Division or the ownership or use of any of the Specified Assets; (ii) Seller has at all times been in full compliance with each Judgment or Law that is or was applicable to it or to the conduct of the Boss Division or the ownership or use of any of the Specified Assets; (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Judgment or Law regarding the Specified Assets; and (iv) Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature with regard to the Seller Business.

(b) To the best of Seller’s knowledge after reasonable inquiry and except as set forth on Schedule 4.3(b), Seller has obtained and holds all Permits required for the lawful operation of the Boss Division on the Specified Premises. All such Permits held by Seller are listed on Schedule 4.3(b), and accurate and complete copies of such Permits have been delivered to Buyer.

4.4 Consents.

4.4.1. Except as set forth on Schedule 4.4.1, no Consent, approval, notification, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

4.4.2. Except as set forth on Schedule 4.4.2, Seller was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.5 Assets.

(a) Schedule 4.5(a) contains an accurate and complete list of all Assets of Seller used in the operation of the Boss Division including (i) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (ii) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (iii) inventory purchased by the Boss Division and (v) Seller Intangibles, showing cost or amount capitalized, accumulated amortization and net book value.

(b) Schedule 4.5(b) accurately identifies all Specified Assets that are being leased or licensed to Seller.

(c) Except as disclosed on Schedule 4.5(c) Seller owns and has good, valid and marketable title to, all of the Specified Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

4.6 Accounts Receivable. All Accounts Receivable of Seller relating to the Boss Division, except as set forth on Schedule 4.6, arose in the ordinary course of business and represent legally enforceable claims against Persons for goods sold, leased or licensed or to be sold, leased or licensed or for services rendered or to be rendered and can be collected by Seller in full (without any counterclaim or setoff). There are no refunds, discounts, unissued credits, rights of setoff or assignments affecting any such Accounts Receivable.

4.7 Tangible Property. Seller has good and marketable title to all of the Specified Assets constituting Tangible Property (“Specified Tangible Property”) free and clear of any Encumbrances, except as set forth in on Schedule 4.7. Except as set forth on Schedule 4.7, all Specified Tangible Property is located on the Specified Premises, and Seller has the full and unqualified right to require the immediate return of any of such Tangible Property which is not located at its offices or facilities. All Specified Tangible Property, wherever located, (a) is in good condition, ordinary wear and tear excepted, (b) is structurally sound and free of any defect and deficiency, (c) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Laws, and (d) is sufficient for Seller’s operation of the Seller Business as presently conducted.

4.8 Environmental Matters. Seller is in compliance with all applicable Environmental Laws applicable to the Specified Premises, which compliance includes the possession by such Seller of all permits and other governmental authorizations required under applicable Environmental Laws, and in compliance with the terms and conditions thereof. None of the Seller nor any of Seller’s employees, shareholders or directors has placed or caused to be placed, and Seller has no any knowledge of or belief that there were or are, any Hazardous Substances in, on, under or migrating from any of the Specified Premises.

4.9 Software and Other Intangibles.

(a) Schedule 4.9(a) contains an accurate and complete list and description of all Intangibles, including corporate names, fictitious names, trade names, trademarks, trademark applications, service marks, service mark applications, brand names, product names, and slogans, patents, formulas, patent applications, copyrights, copyright applications, design, logos and Software owned, marketed, licensed, supported, maintained, used or under development by Seller in any jurisdiction throughout the world and used in connection with the Boss Division (the “Boss Intangibles”).

(b) Except as set forth on Schedule 4.9(b), Seller has all right, title and interest in and to, including good and indefeasible title and the full right to use, all Boss Intangibles, free and clear of any Encumbrance.

(c) None of the Boss Intangibles set forth on or their respective past or current uses, including the preparation, manufacture, distribution, marketing, selling or licensing thereof, has violated or infringed upon, or is violating or infringing upon, or by conducting the Seller Business as currently conducted by Seller, will violate or infringe upon any Software, technology, patent, copyright, trade secret or other Intangible of any Person. None of the Boss Intangibles is subject to any Judgment. No Proceeding is pending or is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Seller of any such Boss Intangibles. Except as set forth on Schedule 4.9(c), no Person is violating or infringing upon, or has violated or infringed upon at any time, any Boss Intangible.

(d) Seller has adequately maintained all trade secrets and copyrights with respect to the Boss Intangibles.

4.10 Contracts.

(a) Schedule 4.10(a) contains an accurate and complete list of all of the following types of Contracts to which Seller is a party and by which Seller is bound in connection with any of the Specified Assets or any other Asset located at or on the Specified Premises (collectively, the “Seller Contracts”), grouped into the following categories: (i) Contracts with vendors or suppliers; (ii) Contracts with customers, clients or other purchasers of products or services produced or supplied; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property (including service Contracts) owned or used by Seller in connection with the Boss Division; (iv) loan agreements, mortgages, notes, guarantees and other financing Contracts; (v) Contracts for the purchase, lease and/or maintenance of equipment, fixtures and furniture; (vi) Contracts containing clauses that prohibit or restrict Seller from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting Seller from engaging in any business and (vii) other Contracts material to the Boss Division. A description of each oral Seller Contract is included on Schedule 4.10(a), and true and correct copies of each written Specified Contract have been delivered to Buyer.

(b) Each Seller Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

(c) Except as set forth on Schedule 4.10(c): (i) no Person has violated, breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract,

(C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any other Person, the right to cancel, terminate or modify any Specified Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) Seller has not waived any of its rights under any Seller Contract.

(d) The performance of the Seller Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law applicable to Seller on or prior to the Closing Date.

(e) To the best of Seller’s knowledge after reasonable inquiry and except as set forth on Schedule 4.10(e), no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller under any Seller Contract or any other term or provision of any Specified Contract.

(f) The Seller Contracts are all the Contracts necessary and sufficient to operate the Seller Business. To the best of Seller’s knowledge after reasonable inquiry and except as set forth on Schedule 4.10(f), there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such company involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $50,000 in the aggregate.

(g) With respect to any Contract listed or required to be listed on Schedule 4.10(a), Seller at all times has complied with any applicable Privacy Laws.

4.11 Proceedings and Judgments.

(a) Except as set forth on Schedule 4.11: (i) no Proceeding is currently pending or threatened, nor has any Proceeding occurred or been threatened at any time since January 1, 2004, to which Seller is or was a party, or by which Seller or any Assets or business of Seller is or was affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 2004, against Seller, or by which Seller or any Specified Assets; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, criminal, regulatory, administrative or other claim of any nature has been asserted or threatened by or against Seller at any time since January 1, 2004, and there is no basis for any such claim. Except as set forth on Schedule 4.11, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any Proceeding described in this Section 4.15(a).

(b) To the extent reasonably requested by Buyer, Seller has used its best efforts to provide Buyer with copies all of relevant pleadings, judgments and orders described on Schedule 4.11 prior to closing.

4.12 Brokerage Fees. Except as set forth on Schedule 4.12, no Person acting on behalf of Seller is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

4.13 Taxes. Except as set forth on Schedule 4.13: (i) Seller has filed all Tax Returns required to be filed by it and has paid all Taxes (whether or not shown on a Tax Return); (ii) all such Tax Returns are complete and correct in all material respects; (iii) there is no action, suit, investigation, audit, claim or assessment pending or to the best of Seller’s knowledge proposed or threatened with respect to Taxes and, to the to the best of Seller’s knowledge, no basis exists therefor; (iv) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) all monies required to be withheld by the Seller for Taxes have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Seller; and (vi) Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.

4.14 Purchase Orders. As of June 29, 2009 no new purchase orders or similar instruments have been ordered or executed by Seller.

4.15 Normal Course. Except as otherwise disclosed on Schedule 4.15, Seller has operated the Seller Business consistent with past practice, in the normal course of business and has not deviated from a pricing structure that is consistent with its past practice and typical for a business in Seller’s industry at all times between the Effective Date and the Closing.

4.16 Full Disclosure. No representation or warranty made by Seller or the in this Agreement or pursuant hereto (a) contains any untrue statement of any fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer’s understanding thereof in any respect. To the best of Seller’s knowledge, there is no fact that has not been disclosed to Buyer in the Schedules to this Agreement or otherwise in writing, that was or is or, so far as Seller can reasonably foresee, will have a material adverse effect on Seller, the business, Assets or financial condition of Seller or the ability of Seller to perform their respective obligations under this Agreement.

SECTION 5. REPRESENTATIONS OF BUYER

Knowing that Seller relies thereon, Buyer represents and warrants to the Seller as of the date of this Agreement, and covenants with Seller, as follows:

5.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

5.2 Agreement. Buyer’s execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

SECTION 6. CLOSING

6.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on the date of the actual execution of this Agreement (the “Closing Date”), at Blank Rome LLP in Philadelphia, PA or such other location that is mutually acceptable to the parties.

6.2 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

6.2.1. Specified Assets. Possession and control of the Specified Assets, including, without limitation, all of the Good Inventory, Good Accounts Receivable, and all of the Boss Supplemental Assets.

6.2.2. Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets, in each case in form acceptable to Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Seller.

6.2.3. Incumbency Certificates. Certificates of Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement.

6.2.4. Resolutions. Copies of the resolutions duly adopted by the board of directors of Seller authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

6.2.5. Good Standing. Good standing certificates for Seller, dated no earlier than ten days before the Closing Date, from its jurisdiction of incorporation, and from each other jurisdiction in which Seller is qualified or registered to do business as a foreign company.

6.2.6. Consents. Consents to assignment to Buyer for each of the Specified Contracts listed on Schedules 4.1.1 and 4.1.2 as may be reasonably required by Buyer.

6.2.7. Evidence of Debt Payoff and Release of Liens. Proper documentary evidence of the termination, waiver or release of all liens related to the Seller Business (including, without limitation, those held by Wachovia and Iovate Health Science USA Inc.), subject to Buyer’s satisfaction in its sole discretion, along with written authorization to file the UCC’s termination forms, with such forms prepared and ready and acceptable for immediate filing with the appropriate state or local governmental office. In the event that a release of the Iovate lien cannot be obtained prior to Closing despite Seller’s best efforts to do, Seller will be obligated to obtain such release as soon as possible post-Closing.

6.2.8. Assignment of Intellectual Property Rights. Any executed intellectual property assignments (including assignment of trademarks and trademark applications), to the reasonable satisfaction of Buyer. Without limiting Seller’s obligation to enter into intellectual property assignments at Buyer’s reasonable request, Buyer acknowledges that confirmation from USPTO or other applicable authority relating to such assignments will be received post-closing.

6.2.9. Consent to UCC Filing. Seller’s written consent to the filing of a UCC lien by Buyer with regard to certain of the Assets transferred hereunder. Further, Seller agrees to reasonably cooperate with such filing, including without limitation, the execution of any necessary documents.

6.2.10. Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

6.3 Obligations of Buyer at Closing. At the Closing Buyer shall deliver to Seller the following:

6.3.1. Closing Payment. A wire transfer in the amount of $2,000,000 (which incorporates the Initial Operations Adjustment and is subject to any further adjustments provided for herein or that are mutually agreed to by the parties), which Seller acknowledges includes full reimbursement of its deposit under the Nevada lease, in accordance with Seller’s proper instructions as to payment.

6.3.2. Incumbency Certificate. A certificate of Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

6.3.3. Resolutions. Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

6.3.4. Good Standing. Good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than ten days before the Closing Date.

6.3.5. Leases. As may be reasonably required by Seller, all documentation or executed agreements necessary to effectuate the termination by Buyer of any of the leases of Real Property used by Seller in connection with the Boss Division or to assign any such lease to Buyer.

6.3.6. As may be reasonably required by Seller, all documentation or executed agreements necessary to effectuate the termination or release of the Wachovia lien.

6.3.7. Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

SECTION 7. CERTAIN OBLIGATIONS AFTER CLOSING

7.1 Transition and Cooperation. From and after the Closing Date, (a) Seller shall fully cooperate to transfer to Buyer the control and enjoyment of the Specified Assets; (b) Seller not shall take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Specified Assets; (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain primarily to the Specified Assets; and (d) Buyer shall reasonable cooperate with Seller as Seller attempts to close its books.

7.2 Use of Names. Beginning immediately after the Closing Date, the Seller shall cease all use of all corporate names, fictitious names, product names and other names purchased by Buyer included in the Specified Assets, except as may be necessary to perform their obligations hereunder. Upon Buyer’s request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Seller at any time on or before the Closing Date.

7.3 Contract Matters. After the Closing, each Contract (“Transferred Contract”) as to which (a) the Contract Rights of Seller are included in the Specified Assets, and (b) Consent to the assignment thereof from Seller to Buyer may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions:

7.3.1. Consent. Seller shall fully cooperate with Buyer in Buyer’s efforts to obtain Consent to the assignment of such Transferred Contract. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 7.3.

7.3.2. Buyer’s Instructions. At Buyer’s direction, Seller shall (a) give notice to the other party or parties to such Transferred Contract that Buyer is Seller’s subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Buyer determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable. Seller shall promptly provide Buyer with a copy of each notice provided in accordance with this Section 7.3.2.

7.4 Taxes.

(a) Seller shall be liable for any Obligation for any Tax including: (a) any Tax payable by Seller with respect to its business operations; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of the Specified Assets at any time on or before the Closing Date; and (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement.

(b) All transfer, registration, stamp, value added, documentary, recordation, sales, use and similar fees or Taxes (including all applicable real estate transfer taxes and transfer taxes), including any penalties, interest and additions to such fees and taxes incurred in connection with this Agreement shall be the responsibility of and be timely paid by Seller. Seller and Buyer shall cooperate in the timely making of all Tax Returns as may be required in connection therewith, and Seller, at its own expense, shall file, or cause to be filed, all such Tax Returns.

(c) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to Taxes, and as necessary or desirable in order to minimize any withholding Taxes imposed on the transactions contemplated by this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall cooperate fully with each other, including the furnishing or making available of records, personnel, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Bodies as to the imposition of Taxes in accordance with the provisions of Section 7.1.

(d) Seller shall comply with all applicable Bulk Sale Transfer Laws of any state or jurisdiction in which compliance may be required (including, but not limited to, providing advance notice to the respective Governmental Body, if possible, filing final tax returns, and securing applicable Tax Clearance Certificates).

7.5 Tax Clearance Certificates. Tax Clearance Certificates for both Pennsylvania and Florida of Seller showing that Seller has satisfied all Taxes obligations in each jurisdiction.

7.6 Bulk Sale Transfer Laws. Seller hereby acknowledges and agrees that, to the extent reasonably required by Buyer, it will take all steps reasonably necessary to ensure compliance with any applicable bulk sale transfer laws with regard to the transactions contemplated hereunder.

7.7 Monies Received Post-Closing. Seller shall deliver any checks or cash receipts received by Seller post-Closing in connection with the Specified Assets promptly to Buyer and Buyer shall deliver any checks or cash receipts received by Buyer post-Closing in connection with assets expressly not transferred to Buyer hereunder promptly to Seller.

7.8 Iovate Lien. If not otherwise delivered prior to Closing, proper documentary evidence of the termination, waiver or release of the Iovate lien, subject to Buyer’s satisfaction in its sole discretion, along with written authorization to file the UCC’s termination forms, with such forms prepared and ready and acceptable for immediate filing with the appropriate state or local governmental office.

7.9 Further Assurances. At any time and from time to time after the Closing Date, at Buyer’s request and expense, and without further consideration, the Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller shall timely file all Tax returns and reports required to be filed with respect to the Assets, business and operations of Seller for all periods ending on or before the Closing Date.

SECTION 8. NON-DISCLOSURE

8.1 Nondisclosure. Seller covenants and agrees that it will not, except with the express prior written consent of Buyer, directly or indirectly, whether as an employee, associate, owner, partner, member, agent, director, manager, officer, shareholder, consultant, representative or in any other capacity, for their own account or for the benefit of any Person, communicate, disclose, divulge, provide commentary regarding or make available to any Person any Confidential Information; provided that the provisions of this Section 8.1 shall not apply to information that is or becomes generally available to the public other than as a result of disclosure by Seller or information that is required to be disclosed pursuant to an order or other Law or legal process; provided that Seller shall provide Buyer prompt notice thereof prior to such disclosure and, at the request of Buyer, shall cooperate in all reasonable respects in maintaining the confidentiality of Confidential Information so required to be disclosed, including obtaining a protective order or other similar order. Seller shall inform any Person that inquires about the Seller Business that it has been sold to Buyer and that Seller are subject to the restrictive covenants set forth herein.

SECTION 9. INDEMNIFICATION

9.1 Seller’s Indemnification. From and after the Closing Date, the Seller shall indemnify and hold harmless Buyer, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses including reasonable attorney’s fees and court costs (collectively, “Claims”), arising out of or caused by, directly or indirectly, any of the following:

(a) Misrepresentation. Any misrepresentation, breach or failure of any warranty, representation, closing obligation, disclosure, condition or covenant made by Seller in or pursuant to this Agreement or any agreement or document delivered in connection herewith.

(b) Nonperformance. Any failure or refusal by a Seller to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

(c) Unasserted Claims. Any Proceeding against Buyer by any Person arising out of or caused by, directly or indirectly, any act or omission of Seller, or any of its shareholders, directors, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

(d) Non-Assumed Obligations. Any Obligation of Seller including, without limitation, (a) any such Obligation that may be imposed upon Buyer as a result of the failure by Seller to pay any claims and/or comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement and (b) any such Obligation that may be imposed upon Buyer or its affiliates as a result of any Law under which Buyer or its affiliates may have successor liability for any Tax or other Obligations of Seller.

(e) Proceedings by Employees and Related Matters. Any Proceeding against Buyer by or on behalf of any employee (whether present or former) of Seller who is not hired or employed by Buyer.

(f) Bulk Sale Transfer Laws. Any failure to comply with the bulk sale transfer laws applicable to the transactions contemplated by this Agreement.

(g) Other Proceedings. Any Proceeding against Buyer by or on behalf of any Person who, after the Closing hereunder, purchases or receives any of the equity interests of Seller, which Proceeding relates to Seller, its business, Assets or ownership thereof.

9.2 Buyer’s Indemnification. From and after the Closing Date, the Buyers shall indemnify and hold harmless Seller and its respective successors and assigns, and Seller’s directors, officers, employees, agents and representatives, from and against any and all Claims, arising out of or caused by, directly or indirectly, any or all of the following:

9.2.1. Misrepresentation. Any misrepresentation, breach or failure of any warranty, representation, closing obligation, disclosure, condition or covenant made by Buyer in or pursuant to this Agreement.

9.2.2. Nonperformance. Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

9.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Seller or Buyer, as the case may be (the “Indemnitee”), is seeking indemnification from Seller or Buyer as the case may be (the “Indemnitor”) under this Section 9:

(a) Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

(b) If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iii) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c) All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within five (5) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

9.4 Tax Treatment. Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless a “Final Determination” with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

SECTION 10. OTHER PROVISIONS

10.1 Publicity. At all times after the Closing Date, without the prior written consent of Buyer, Seller shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall they in any manner disseminate any information regarding Seller, Buyer, or the transactions contemplated by this Agreement.

10.2 Fees and Expenses. Buyer shall pay all of the fees and expenses incurred by it and Seller shall pay all of the fees and expenses incurred by Seller in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby. Each party shall bear their other expenses incurred or in connection with the preparation of any financial statements necessary to the transactions contemplated hereunder.

10.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Seller shall be sent to such parties’ respective addresses as set forth on page one of this agreement with a copy to Richard G. Reed, Kreder Brooks Hailstone LLP, 220 Penn Avenue, Suite 200, P.O. Box 956, Scranton, PA 18501. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of its President, with a copy to Samuel H. Becker, Blank Rome LLP, 130 North 18th Street, Philadelphia, PA 19103-6998. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 10.3, provided that any such change of address notice shall not be effective unless and until received.

10.4 Survival. All representations, warranties, covenants and indemnifications made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement.

10.5 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

10.6 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller in this Agreement or pursuant hereto.

10.7 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in Section 9 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

10.8 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer and Seller and their respective successors and consented-to assigns. No party shall in any manner assign (including by operation of law) any of such party’s rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, Buyer shall not be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of, or transfer of assets to an Affiliate.

10.9 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

10.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

10.12 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

10.13 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.14 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

10.15 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

10.16 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

10.17 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[SIGNATURE PAGES FOLLOW]

Witness the due execution and delivery hereof as July 9, 2009.

USA SPORTS, LLC

By:	/s/ Timothy Kuntz
Name:	Timothy Kuntz
Title:	Managing Partner

DYNAMIC HEALTH PRODUCTS, INC.

By:
Name:
Title:

[Signature Page to Asset Acquisition Agreement]

Witness the due execution and delivery hereof as July 9, 2009.

USA SPORTS, LLC

By:
Name:
Title:

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ Carol Dore - Falcone
Name:	Carol Dore - Falcone
Title:	as Secretary/CFO

[Signature Page to Asset Acquisition Agreement]